REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

6798
(Primary Standard Industrial Classification Code Number)

13-2744380
(I.R.S. Employer Identification Number)

3333 New Hyde Park Road
New Hyde Park, New York 11042-0020
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Kauderer, Esq.
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Raymond Y. Lin, Esq.
Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022

From time to time after the effective date of this registration statement as determined by market conditions
(Approximate date of commencement of proposed sale to the public)

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $.0l per share	2,635,046	not applicable	$110,342,551.25	$13,980.40

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)	The number of shares of Kimco Realty Corporation common stock being registered hereunder represents the maximum aggregate number of shares of common stock that may be issued to the limited partners of Kimco Westlake, L.P. by Kimco Realty Corporation pursuant to the Agreement of Limited Partnership of Kimco Westlake, L.P. dated as of October 22, 2002.
(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee was based on $41.875, the average of the high and low prices per share of the common stock of Kimco Realty Corporation on the New York Stock Exchange on April 28, 2004.

The information in this prospectus is not complete and may be changed. The securities registered hereunder may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to completion, dated April 30, 2004.

PROSPECTUS

KIMCO REALTY CORPORATION

OFFER TO EXCHANGE

2,635,046 SHARES OF ITS COMMON STOCK,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
FOR THE LIMITED PARTNERSHIP UNITS OF KIMCO WESTLAKE, L.P.

This prospectus relates to our potential issuance of up to 2,635,046 shares of our common stock from time to time in exchange for up to 2,383,080 Limited Partnership Units of Kimco Westlake, L.P., or the “limited partnership units.”

We will not receive any proceeds from the issuance of the shares in exchange for limited partnership units, but we will acquire limited partnership units related to a California limited partnership that owns a shopping center in Daly City, California tendered in exchange for shares of our common stock. The exchange of the limited partnership units for shares of our common stock pursuant to the exchange offer will be treated as a sale of the limited partnership units to us for U.S. federal income tax purposes.

Our common stock is traded on the New York Stock Exchange under the symbol “KIM.” We will make applications to list any shares of common stock exchanged for limited partnership units pursuant to this prospectus on the New York Stock Exchange. The last reported sale price of our common stock on the New York Stock Exchange on April 29, 2004 was $42.73 per share.

In addition, the specific terms of any exchange may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

     Investing in our securities involves risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete and any representation to the contrary is a criminal offense.

     The date of this Prospectus is ____, 20__.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

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When used in this prospectus, “Kimco,” “the Company,” “we,” “us,” or “our” refers to Kimco Realty Corporation and its direct and indirect subsidiaries on a consolidated basis.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the common stock being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Kimco Realty Corporation and the exchange offer, reference is made to the exchange offer registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

For further information about us, the exchange offer and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), with the SEC and are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Annual Report on Form 10-K for the year ended December 31, 2003; and

•	Definitive proxy statement filed on March 29, 2004.

We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus and prior to the termination of the exchange offer.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to our secretary, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000). To obtain timely delivery of any copies of filings requested, please write or telephone. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.kimcorealty.com; however, the information found on our website is not considered part of this prospectus.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains certain historical and forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) changes in general economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) financing risks, such as the inability to obtain equity or debt financing on favorable terms, (iv) changes in governmental laws and regulations (including changes to laws governing the taxation of REITs), (v) the level and volatility of interest rates, (vi) the availability of suitable acquisition opportunities and (vii) increases in operating costs. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Accordingly, there is no assurance that our expectations will be realized.

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THE COMPANY

Overview

We began operations through a predecessor in 1966, and today are one of the nation’s largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by gross leasable area, which we refer to as “GLA”).

As of April 23, 2004, we owned interests in 695 properties, including:

•	619 neighborhood and community shopping centers;

•	33 retail store leases;

•	33 ground up development projects; and

•	10 parcels of undeveloped land.

These properties have a total of approximately 102.0 million square feet of GLA and are located in 41 states, Canada and Mexico. In the opinion of management, our properties are adequately insured.

Our ownership interests in real estate consist of our consolidated portfolio and in portfolios in which we own an economic interest, such as; Kimco Income REIT, the RioCan Venture, Kimco Retail Opportunity Portfolio and other properties or portfolios where we also retain management. We believe our portfolio of neighborhood and community shopping center properties is the largest (measured by GLA) currently held by any publicly-traded REIT.

We believe that we have operated, and we intend to continue to operate, in such a manner to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We are a self-administered REIT and manage our properties through present management, which has owned and managed neighborhood and community shopping centers for more than 40 years. We have not engaged, nor do we expect to retain, any external advisors in connection with the operation of our properties. Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer nearly all operating functions for our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. Our executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and our telephone number is (516) 869-9000.

In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 90% of our net taxable income, excluding capital gains, each year. Dividends on any preferred stock issued by us are included as distributions for this purpose. Historically, our distributions have exceeded, and we expect that our distributions will continue to exceed, our net taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the forgoing, our consolidated net worth may decline. We however, do not believe that consolidated stockholders’ equity is a meaningful reflection of net real estate values.

Other Information

We may invest in the securities of any one issuer without limitation and we have no limitations on the percentage of our assets that may be invested in any one type of investment. We do not intend to invest our assets in a manner that would require us to register as an “investment company” under the Investment Company Act of 1940. Our policies with respect to these activities and other investing activities may be reviewed and modified from time to time by our Board of Directors without the vote of our stockholders.

We currently do not intend to underwrite the securities of other issuers and, accordingly, have no specific policy with respect to the foregoing.

THE OFFERING

This prospectus relates to Kimco’s potential issuance of up to 2,635,046 shares of our common stock to holders of limited partnership units in Kimco Westlake, L.P., or “Kimco-Westlake”, a California limited partnership, in exchange for the limited partnership units tendered by the limited partners of Kimco-Westlake. This registration statement does not necessarily mean that we will issue any shares of our common stock or that, to the extent that we elect to issue any shares of our common stock, the limited partners that exchange their limited partnership units for our common stock subsequently will offer or sell any of the shares of our common stock.

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The limited partnership units were issued to the limited partners in connection with the formation of Kimco-Westlake. Pursuant to the Kimco-Westlake partnership agreement, the limited partners have the right to exchange their units, at the general partner’s option, for our common stock or cash. We own and control the general partner.

The number of shares of Kimco common stock a limited partner will be entitled to receive upon tendering units will depend upon the market price of our stock measured over several days before the exchange. If we elect to exchange the limited partnership units for shares of our common stock, as of March 31, 2004, the holders of limited partnership units (other than Kimco) would be entitled to, in the aggregate, 2,383,080 shares representing 2.0% of our total outstanding shares of common stock on a fully-diluted basis.

Instead of issuing common stock upon the exchange of limited partnership units, we may, at our option, deliver cash in an amount equal to the value of the number of shares of our common stock the tendering limited partner would have otherwise received as well as the amount of any preferred return on the units that is accrued and unpaid at the time of the exchange.

The terms and conditions associated with the exchange of units are more fully described below in this prospectus under the heading “Exchange of Limited Partnership Units.”

EXCHANGE OF LIMITED PARTNERSHIP UNITS

The following description of the exchange rights of limited partners of Kimco Westlake, L.P. is a summary of the exchange provisions of the Agreement of Limited Partnership of Kimco Westlake, L.P. dated as of October 22, 2002 (the “Partnership Agreement”). This description does not restate the Partnership Agreement in its entirety. We urge you to read the Partnership Agreement because it, and not this description, defines the rights of Kimco-Westlake’s limited partners. We have filed a copy of the Partnership Agreement as an exhibit to the registration statement that includes this prospectus.

Terms of Exchange

As of October 22, 2003, each limited partner has the right, upon providing a notice of exchange, to require Kimco-Westlake to acquire all or a portion of the Kimco-Westlake limited partnership units it holds in exchange for cash or, at our election, to transfer to us such units in exchange for shares of our common stock. As of April 29, 2004, the date of this prospectus, the limited partners (other than Kimco) own an aggregate of 2,383,080 limited partnership units.

Upon exchange, a tendering limited partner will receive at our election, either (1) that number of shares of our common stock determined by multiplying the number of limited partnership units, and any Additional Units (as defined in the Partnership Agreement), tendered by an exchange factor included in the provisions of the Partnership Agreement or (2) an amount of cash equal to the value of such shares of our common stock, such value to be determined as provided in the Partnership Agreement, plus, any preferred returns accrued on limited partner units, but not yet paid. If we elect to deliver cash in lieu of all or any portion of our common stock, the market value of those shares will be equal to the average of the closing trading price of our common stock for the twenty trading days ending on the trading day immediately prior to the day on which we receive notification from the limited partner of its intention to effect an exchange.

Our acquisition of the limited partnership units will be treated as a sale of the limited partnership units to us for federal income tax purposes. See “Material Federal Income Tax Considerations—Tax Consequences of Exchange of Units.”

A limited partner effecting an exchange of all or a portion of its limited partnership units must deliver to Kimco a “Notice of Exchange”, substantially in the form of Exhibit B to the Partnership Agreement. A limited partner has the right to receive the number of shares of our common stock in an amount determined as described in the Partnership Agreement and as summarized above. Common stock received in an exchange shall be delivered on the terms provided in the Partnership Agreement and as duly authorized, validly issued, fully paid and non-assessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in Kimco’s charter and bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares into which the limited partner has entered.

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We will not be obligated to effect an exchange of tendered limited partnership units if the issuance of our common stock to the tendering limited partner would cause us to fail to qualify as a REIT or violate the terms of our charter.

Comparison of Ownership of Limited Partnership Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in limited partnership units. Nevertheless, there are also differences between ownership of limited partnership units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between the Kimco-Westlake limited partnership and us, relating to, among other things, form of organization, management control, voting rights, compensation and fees, investor rights, liquidity and federal income tax considerations. These comparisons are intended to assist Kimco-Westlake’s limited partners in understanding how their investment will be changed if they exchange their units and receive shares of our common stock.

This discussion is a summary and is not a complete discussion of these matters. You should carefully review the balance of this prospectus and the registration statement (of which this prospectus is a part) for additional important information about us.

Form of Organization and Assets
Owned—Kimco-Westlake

Kimco-Westlake is a California limited partnership. As of April 29, 2004, Kimco-Westlake owned a shopping center, commonly known as Westlake Shopping Center, in Daly City, California.

Form of Organization and Assets
Owned—Kimco

Kimco is a Maryland corporation. Kimco has elected to be taxed as a REIT under the Code. We believe we have been organized and operated in a manner that allows us to qualify for taxation as a REIT and we intend to continue to operate in this manner. As of April 23, 2004, Kimco’s portfolio of properties consisted of:

•	619 neighborhood and community shopping centers;
•	33 retail store leases;
•	33 ground up development projects; and
•	10 parcels of undeveloped land;

comprising a total of approximately 102.0 million square feet of leasable space located in 41 states, Canada and Mexico.

Purpose—Kimco–Westlake

Kimco-Westlake’s purpose is to own, lease, operate, maintain, repair, develop, redevelop, finance, sell or exchange and otherwise deal with the Westlake Shopping Center (or any successor property(ies)) and to carry on other business typical for an owner or operator of real property with respect to the Westlake Shopping Center.

Purpose—Kimco

Under our charter and bylaws, Kimco may engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

Additional Equity—Kimco-Westlake

Kimco-Westlake may only issue additional partnership interests to the general partner or us, in our capacity as limited partner, in exchange for additional capital contributions to the extent such additional capital contributions are necessary to meet Kimco-Westlake’s capital requirements. The limited partners have no preemptive or similar rights with respect to any additional capital contributions.

Additional Equity—Kimco

Subject to applicable New York Stock Exchange rules and regulations, our board of directors may issue, in its discretion, additional shares of stock; provided, that the total number of shares issued does not exceed the authorized number of shares of stock in our charter (currently, 310,600,000 shares, including 200,000,000 shares of common stock).

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Management Control—Kimco-Westlake

All management powers over the business and affairs of Kimco-Westlake are vested in its general partner. No limited partner has any right to participate in or exercise control or management power over the business and affairs of Kimco-Westlake, except for certain actions that require the consent of the limited partners. Kimwest 186, Inc. may not be removed as general partner, with or without cause, except with Kimwest 186, Inc.’s consent.

Management Control—Kimco

Our business and affairs are managed and under the direction of our Board of Directors.

Fiduciary Duties—Kimco-Westlake

Under California law, the general partner is accountable to Kimco-Westlake and the other partners as a fiduciary and, consequently, is required to exercise the duty of loyalty and the duty of care consistent with the obligation of good faith and fair dealing. The Kimco-Westlake partnership agreement generally provides that neither the general partner, nor any of its directors or officers will be liable for monetary damages to Kimco-Westlake or any limited partner for losses sustained, or liabilities incurred as a result of errors in judgment or for any act or omission if the general partner or such officer or director acted in good faith. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and the general partner will not be liable for any loss, liability, damage, cost or expense, including, without limitation, attorneys’ fees and disbursements, resulting from any act taken or omitted to be taken in good faith in reliance upon the opinion of such Persons as to matters which such general partner reasonably believes to be within such person’s professional or expert competence.

Standard of Conduct—Kimco

Under Maryland law, members of our board of directors have a statutory standard of conduct which requires each director to perform his or her duties in good faith, in a manner that he or she reasonably believes to be in the best interests of Kimco and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors of Kimco who act in such a manner generally will not be liable to us.

Management Liability and
Indemnification—Kimco-Westlake

Kimco-Westlake has agreed to indemnify the general partner and any director, officer or partner, or shareholder of the general partner from and against all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions that relate to Kimco-Westlake or its business, affairs, properties or operations, or to indebtedness or obligations of Kimco-Westlake in which the general partner, or the general partner’s directors, officers, partner or shareholder is involved, unless (1) the act or omission of the general partner, or such directors, officers partners or shareholders, was material to the matter giving rise to the proceedings and was either committed in intentional bad faith or was the result of active and deliberate dishonesty, (2) the general partner, or such directors, officers partners or shareholders, actually received an improper and unpermitted personal benefit, or (3) in the case of any criminal proceeding, the general partner, or such directors , officers partners or shareholders, had reasonable cause to believe the act was unlawful. Kimco-Westlake will reimburse the reasonable expenses incurred by the general partner, or such directors, officers partners or shareholders of the general partner, in advance of the final disposition of the proceeding. No partner of Kimco-Westlake, including the general partner, is obligated to make capital contributions to enable Kimco-Westlake to fund these indemnification obligations.

Management Liability and
Indemnification—Kimco

Under Maryland law, a Maryland corporation may include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate Kimco to indemnify any present or former director or officer or any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the Kimco and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Kimco and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of Kimco and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

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Our charter and bylaws also permit Kimco, with approval of its board of directors, provide such indemnification to a person who served a predecessor of Kimco in such capacity described above and to any employee or agent of Kimco or a predecessor of Kimco.

Maryland law requires a corporation (unless its charter provides otherwise, which Kimco’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

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Anti-takeover Provisions—Kimco-Westlake

Except in limited circumstances, the general partner has exclusive management power over the business and affairs of Kimco-Westlake. Accordingly, the general partner may hinder the ability of Kimco-Westlake to engage in a merger transaction or other business combination. The general partner may not be removed as general partner by the other partners, with or without cause, unless the general partner consents to such removal. A limited partner may generally transfer all or any portion of its partnership interest in Kimco-Westlake only with the consent of the general partner, such consent not to be unreasonably withheld. Limited partners may transfer their interest in Kimco-Westlake in limited circumstances, including transfers to certain family members, trusts, other limited partners, as a pledge to a lending institution and, if the limited partner is not a natural person, to its stockholders, partners or owners. The transfer restrictions of Kimco-Westlake limited partnership interests are complex and the Kimco-Westlake partnership agreement should be reviewed in its entirety by a qualified advisor prior to the taking of an investment decision.

Anti-takeover Provisions—Kimco

Our charter and bylaws contain provisions that may have the effect of delaying or discouraging a proposal for the acquisition of Kimco or the removal of incumbent management. These provisions include, among others, provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code.

The Maryland General Corporation Law (“MGCL”) provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the duties of directors will not require them to:

•	accept, recommend or respond to any proposal by a person seeking to acquire control;
•	make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, as described below;
•	elect to be subject to any or all of the “elective provisions” described below; or
•	act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (ii) the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

The MGCL also establishes a presumption that the act of a director satisfies the required standard of conduct and an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions, which generally imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

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Voting Rights—Kimco-Westlake

Under the Partnership Agreement, limited partners have voting rights only as to specified matters including, (1) amending or terminating the Partnership Agreement, except in limited circumstances, (2) confessing a judgment against Kimco-Westlake, (3) instituting proceedings in bankruptcy on behalf of Kimco-Westlake, making a general assignment for the benefit of creditors, or appointing or acquiescing to the appointment of any receiver, transferor, assignor, liquidation, or other similar official for the assets of Kimco-Westlake, (4) approving the transfer of the general partner’s interest to any person or entity other than Kimco-Westlake or another entity which is a qualified REIT subsidiary or taxable REIT subsidiary of ours, (5) admitting any additional or substitute general partners, and (6) admitting any additional partners.

Voting Rights—Kimco

Kimco’s directors are elected at the annual meeting of stockholders and serve one year terms with the exception that vacancies on the board are filled by a majority vote of Kimco’s directors, and directors so appointed serve until the next annual meeting of stockholders.

A Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

Amendment of the Partnership
Agreement—Kimco-Westlake

Kimco-Westlake’s partnership agreement may be amended with the consent of the limited partners, other than us, holding a majority of the limited partner interests, exclusive of the limited partner interests held by us. The general partner may amend the partnership agreement without the consent of the limited partners if the purpose or the effect of such amendment is to add to the obligations of the general partner or surrender any right or power granted to the general partner or to reflect the admission, substitution, termination or withdrawal of partners. Notwithstanding the foregoing, no amendment will be adopted if it would convert a limited partner interest into a general partner interest, increase the liability of a limited partner, alter (subject to certain exceptions) any of the rights of the partners to distributions, alter or modify exchange rights, cause the early termination of Kimco-Westlake or modify the amendment provisions of the Partnership Agreement, in each case without the consent of each limited partner adversely affected thereby.

Amendment of the Charter—Kimco

Under Maryland law, most amendments to Kimco’s charter must be approved by the board of directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of stockholders.

Vote Required to Dissolve—Kimco-Westlake

Kimco-Westlake will dissolve at the expiration of its term or upon (1) an election by the general partner, provided the consent of limited partners holding 50% of the limited partner interests, exclusive of the limited partner interests held by us, is obtained, (2) except in connection with a tax-free exchange, the sale, disposition, exchange or transfer of all or substantially all of the properties owned by Kimco-Westlake, (3) an event of withdrawal of the general partner unless the holders of a majority of the limited partners, other than us, agree to continue the partnership, or (4) a judicial decree of dissolution.

Vote Required to Dissolve—Kimco

Under Maryland law, a dissolution must be approved by our board of directors and by a vote of at least two-thirds of the outstanding common stock of Kimco.

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Compensation, Fees and Distributions—Kimco-Westlake

Kimco is a limited partner of Kimco-Westlake and Kimco-Westlake’s general partner is a wholly owned subsidiary of Kimco. The general partner and Kimco, in its capacity as a limited partner, generally receive allocations and distributions in amounts that are dependent upon the financial performance of Kimco-Westlake. In addition, under the Kimco-Westlake partnership agreement, the general partner is also compensated for its services rendered to Kimco-Westlake.

Compensation, Fees and Distributions—Kimco

Our officers and outside directors receive compensation for their services as more fully described in the Proxy Statement incorporated by reference into this prospectus.

Liability of Investors—Kimco-Westlake

Subject to any written agreements entered into by the limited partners, under the Kimco-Westlake partnership agreement and California law, the liability of the limited partners for the debts and obligations of Kimco-Westlake is generally limited to the amount of their investment in Kimco-Westlake, together with their interest in any undistributed income.

Liability of Investors—Kimco

Under Maryland law, our stockholders generally are not personally liable for Kimco’s debts or obligations.

Liquidity—Kimco-Westlake

Limited partners may generally transfer their limited partnership units only with the consent of the general partner, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, within fifteen business days of receiving written notice of a proposed transfer, the general partner may purchase any or all of the limited partnership units being transferred by the transferring limited partner under the same terms, and for the same consideration, as the proposed transfer. Also see “—Anti-takeover Provisions—Kimco-Westlake” above.

Liquidity—Kimco

Shares of our common stock issued pursuant to this prospectus will be freely transferable, subject to the restrictions on ownership contained in our charter and the prospectus delivery and other requirements of the Securities Act.

Our common stock is listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

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Taxes—Kimco-Westlake

Kimco-Westlake itself is not subject to federal income taxes. Instead, each holder of limited partnership units includes its allocable share of Kimco-Westlake’s taxable income or loss in determining its individual federal income tax liability. Cash distributions from Kimco-Westlake are not taxable to a holder of limited partnership units except to the extent they exceed such holder’s basis in its interest in Kimco-Westlake, which will include such holder’s allocable share of Kimco-Westlake’s non-recourse debt.

Depending on facts that are particular to each limited partner, a limited partner’s allocable share of income or loss from Kimco-Westlake may be subject to “passive activity” limitations. Under the “passive activity” rules, a limited partner’s allocable share of income from Kimco-Westlake that is considered “passive” generally can be offset against a limited partner’s income and loss from other investments that constitute “passive activities,” and a limited partner’s allocable share of loss from Kimco-Westlake that is considered “passive” generally may be offset only against a limited partner’s income from other investments that constitute “passive activities.”

Limited partners are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which Kimco-Westlake owns property, even if they are not residents of those states.

Taxes—Kimco

Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits generally will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset at a rate of 15% or 25%. Distributions in excess of current or accumulated earnings and profits (other than capital gain dividends) will be treated as a non-taxable return of basis to the extent of a stockholder’s adjusted basis in its common stock, with the excess taxed as capital gain. See “Material Federal Income Tax Considerations.”

Dividends paid by us will not be treated as income from “passive activities” and cannot be offset with losses from “passive activities.”

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. Kimco may be required to pay state income taxes in certain states.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

[TO BE DETERMINED]

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RISK FACTORS

You should carefully consider the following risks and all of the information set forth in this prospectus before participating in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our securities.

We elected to be taxed as a REIT for federal income tax purposes under the Code commencing with our taxable year beginning January 1, 1992. We currently intend to operate so as to qualify as a REIT and believe that our current organization and method of operation comply with the rules and regulations promulgated under the Code to enable us to qualify as a REIT.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT, the federal income tax consequences of such qualification or the desirability of an investment in a REIT relative to other investments. Although we believe that we are organized and have operated in such a manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available to make payment of principal and interest on the debt securities we issue and to pay dividends to our stockholders. If we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our securities.

U.S. federal income tax law developments could affect the desirability of investing in our common stock because of our REIT status.

In May 2003, legislation was enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains generally from 20% to 15% (from May 6, 2003 through 2008) and for dividends payable to non-corporate taxpayers generally from 38.6% to 15% (from January 1, 2003 through 2008). In general, dividends payable by REITs are not eligible for such treatment except in limited circumstances which we do not contemplate. However, the recent legislation reduces the maximum tax rate of non-corporate taxpayers on ordinary income from 38.6% to 35%.

Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

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Adverse market conditions and competition may impede our ability to generate sufficient income to pay expenses and maintain properties.

The economic performance and value of our properties are subject to all of the risks associated with owning and operating real estate including:

•	changes in the national, regional and local economic climate;

•	local conditions, including an oversupply of space in properties like those that we own, or a reduction in demand for properties like those that we own;

•	the attractiveness of our properties to tenants;

•	the ability of tenants to pay rent;

•	competition from other available properties;

•	changes in market rental rates;

•	the need to periodically pay for costs to repair, renovate and re-let space;

•	changes in operating costs, including costs for maintenance, insurance and real estate taxes;

•	the fact that the expenses of owning and operating properties are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the properties; and

•	changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes.

Downturns in the retailing industry likely will have a direct impact on our performance.

Our properties consist primarily of community and neighborhood shopping centers and other retail properties. Our performance therefore is linked to economic conditions in the market for retail space generally. The market for retail space has been or could be adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing consumer purchases through catalogues and the internet. To the extent that any of these conditions occur, they are likely to impact market rents for retail space.

Failure by any anchor tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could impact our performance.

Our performance depends on our ability to collect rent from tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew leases upon expiration, fail to make rental payments when due, close stores or declare bankruptcy. Any of these actions could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. In addition, lease terminations by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. The occurrence of any of the situations described above, particularly if it involves a substantial tenant with leases in multiple locations, could impact our performance.

We may be unable to collect balances due from any tenants in bankruptcy.

We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from the tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws which limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

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Real estate property investments are illiquid, and therefore we may not be able to dispose of properties when appropriate or on favorable terms.

Real estate property investments generally cannot be disposed of quickly. In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms.

We do not have exclusive control over our joint venture investments, so we are unable to ensure that our objectives will be pursued.

We have invested in some cases as a co-venturer or partner in properties, instead of owning directly. These investments involve risks not present in a wholly owned ownership structure. In these investments, we do not have exclusive control over the development, financing, leasing, management and other aspects of these investments. As a result, the co-venturer or partner might have interests or goals that are inconsistent with our interests or goals, take action contrary to our interests or otherwise impede our objectives. The co-venturer or partner also might become insolvent or bankrupt.

Our financial covenants may restrict our operating and acquisition activities.

Our revolving credit facility and the indenture under which our senior unsecured debt is issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured debt, make dividend payments, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. These covenants may restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of the financial covenants could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

We may be subject to environmental regulations.

Under various federal, state, and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

Our ability to lease or develop properties is subject to competitive pressures.

We face competition in the acquisition, development, operation and sale of real property from individuals and businesses who own real estate, fiduciary accounts and plans and other entities engaged in real estate investment. Some of these competitors have greater financial resources than we do. This results in competition for the acquisition of properties, for tenants who lease or consider leasing space in our existing and subsequently acquired properties and for other real estate investment opportunities.

Changes in market conditions could adversely affect the market price of our publicly traded securities.

As with other publicly traded securities, the market price of our publicly traded securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the market price of our publicly traded securities are the following:

•	the extent of institutional investor interest in us;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

•	our financial condition and performance;

•	the market’s perception of our growth potential and potential future cash dividends;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for our shares; and

•	general economic and financial market conditions.

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USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated as of October 22, 2002, by and between us and Westlake Development Company, Inc. We will not receive any proceeds from the issuance of our common stock in the exchange offer. We will receive in exchange the limited partnership units of the tendering limited partners of Kimco Westlake, L.P.

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PRO FORMA INFORMATION

The following unaudited pro forma financial statements give effect to the exchange of Limited Partnership Units of Kimco Westlake, L. P. for Kimco Realty Corporation common stock to be accounted for as a convertible securities transaction. The unaudited pro forma consolidated balance sheet assumes the exchange of limited partnership units for shares of the Company’s common stock as of December 31, 2003. The unaudited pro forma consolidated statement of income gives effect to the exchange of limited partnership units for the year ended December 31, 2003 as if the exchange had occurred on January 1, 2003.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2003
(in thousands, except share information)
(Unaudited)

	Historical	Pro Forma		Pro Forma
	December 31,	Adjustments		December 31,
	2003	(Note 1)		2003

Assets:
Operating real estate, net of accumulated depreciation of $587,309 and $587,309, respectively	$3,264,223			$3,264,223
Investments and advances in real estate joint ventures	487,394			487,394
Real estate under development	304,286			304,286
Other real estate investments	113,085			113,085
Mortgages and other financing receivables	101,691			101,691
Cash and cash equivalents	48,288			48,288
Marketable securities	45,677			45,677
Accounts and notes receivable	50,408			50,408
Other assets	188,873			188,873

	$4,603,925			$4,603,925

Liabilities:
Noties payable	$1,686,250			$1,686,250
Mortgages payable	375,914			375,914
Construction loans payable	92,784			92,784
Other liabilies	213,214			213,214

	2,368,162			2,368,162

Minority interests in partnerships	99,917	80,000	(a)	19,917

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 3,600,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and outstanding 700,000 shares	700			700
Aggregate liquidation preference $175,000
Common stock, $.01 par value, authorized 200,000,000 shares
Issued and outstanding 111,052,341 and 113,435,421 shares, respectively	1,106	24	(b)	1,130
Paid-in capital	2,147,286	79,976	(c)	2,227,262
Cumulative distributions in excess of net income	(30,112)			(30,112)

	2,118,980			2,198,980
Accumulated other comprehensive income	16,866			16,866

	2,135,846			2,215,846

	$4,603,925			$4,603,925

Note 1 – The pro forma balance sheet gives effect to the exchange of 2,383,080 limited partnership units for 2,383,080 shares of the Company’s common stock based upon the Agreed Value, as defined of $80.0 million or $33.57 per common share. Pro Forma adjustments are made to reflect:

(a)	the elimination of the Kimco Westlake, L.P. minority interest balance.

(b)	par value of 2,383,080 shares common stock.

(c)	Additional paid in capital

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2003
(in thousands, except per share information)
(Unaudited)

		Pro Forma
	Historical	Adjustments	Pro Forma
	2003	(Note 2)	2003

Real estate operations:
Revenues from rental property	$479,664		$479,664

Rental property expenses:
Rent	11,240		11,240
Real estate taxes	61,276		61,276
Operating and maintenance	53,979		53,979

	126,495		126,495

	353,169		353,169

Income from other real estate investments	22,828		22,828
Mortgage financing income	18,587		18,587
Management and other fee income	15,315		15,315
Depreciation and amortization	(86,237)		(86,237)

	323,662		323,662

Interest, dividends and other investment income	19,464		19,464
Other income/(expense), net	(3,792)		(3,792)

	15,672		15,672

Interest expense	(102,709)		(102,709)
General and administrative expenses	(38,657)		(38,657)
Gain on early extinguishment of debt	2,921		2,921
Adjustment of property carrying values	—		—

	200,889		200,889

Provision for income taxes	(1,516)		(1,516)

Equity in income of real estate joint ventures, net	42,276		42,276
Minority interests in income of partnerships, net	(7,868)	5,771	(2,097)

Income from continuing operations	$233,781		$239,552

Per common share:
Income from continuing operations:
Basic	$2.10		$2.11

Diluted	$2.07		$2.07

Weighted Average Shares Outstanding
Basic	107,092		109,627

Diluted	108,769		111,304

Note 2 – The pro forma consolidated income statement gives effect to the exchange of 2,535,376 limited partnership units (2,383,080 limited partnership units plus 152,296 of additional units, as provided for in the Partnership Agreement) for 2,383,080 shares of the Company’s common stock. The pro forma adjustment is made to reflect the elimination of the Kimco Westlake, L.P. minority interest expense as of January 1, 2003.

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DESCRIPTION OF COMMON STOCK

General

We have the authority to issue 200,000,000 shares of common stock, par value $.01 per share, and 102,000,000 shares of excess stock, par value $.01 per share. At December 31, 2003, we had outstanding 110,623,967 shares of common stock and no shares of excess stock. Prior to August 4, 1994, we were incorporated as a Delaware corporation. On August 4, 1994, we reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by our stockholders.

The following description of our common stock sets forth certain general terms and provisions of the common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Holders of our common stock will be entitled to receive dividends when, as and if authorized by our board of directors and declared by us, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. Each share of our common stock will entitle the holder thereof to one vote on all matters submitted to the holders of common stock for their consideration. Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our common stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

Common Stock

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations. Also, because many of the operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of the our stockholders.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

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Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the income tests under the Code.

Subject to the exceptions specified in our charter, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 2% in value of the outstanding shares of our common stock. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 2% in value of the common stock (or the acquisition of an interest in an entity which owns common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 2% in value of the common stock, and thus subject such common stock to the ownership limit.

Existing stockholders who exceeded the ownership limit immediately after the completion of our initial public offering of our common stock in November 1991 may continue to do so and may acquire additional shares through the stock option plan, or from other existing stockholders who exceed the ownership limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of common stock could own, actually or constructively, more than 49.6% of the outstanding common stock, and in any event may not acquire additional shares from any other sources. In addition, because rent from related party tenants is not qualifying rent for purposes of the gross income tests under the Code, our charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% in value of our outstanding common stock. We refer to this ownership limitation as the related party limit. Our board of directors may waive the ownership limit and the related party limit with respect to a particular stockholder (such related party limit has been waived with respect to the existing stockholders who exceeded the related party limit immediately after the initial public offering of our common stock) if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of that waiver, our board of directors may require opinions of counsel satisfactory to it or an undertaking or both from the applicant with respect to preserving our REIT status. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit or the related party limit, or shares which would otherwise cause the REIT to be beneficially owned by less than 100 persons or which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit or the related party limit, or shares which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which we refer to as excess stock, that will be transferred by operation of law to us as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:

(1)	the price paid by the intended transferee, or

(2)	if the intended transferee did not give value for such shares, a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee,

at which point the shares will automatically be exchanged for ordinary common stock. In addition, such shares of excess stock held in trust are purchasable by us for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date we determine to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives us notice of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

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All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of common stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, each common stockholder shall upon demand be required to disclose to us in writing such information with respect to the actual and constructive ownership of shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

The registrar and transfer agent for our common stock is The Bank of New York.

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MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material federal income tax considerations regarding Kimco Realty Corporation and the common stock we are registering is based on current law, is for general information only and is not tax advice.

This summary deals only with shares of common stock and units held as “capital assets” — i.e., generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Your tax treatment will vary depending on your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock or units in light of his or her personal investment or tax circumstances, or to holders who receive special treatment under the federal income tax laws except to the extent discussed under the headings “— Taxation of Tax-Exempt Stockholders” and “— Taxation of Non-United States Stockholders.” Holders of common stock or units receiving special treatment include, without limitation:

•	insurance companies;

•	financial institutions, broker-dealers or dealers in securities;

•	“S” corporations;

•	United States expatriates;

•	pension plans and other tax-exempt organizations;

•	stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction (or other risk reduction or constructive sale transaction) or as a position in a straddle for tax purposes;

•	foreign entities or individuals who are not citizens or residents of the United States;

•	persons whose functional currency is other than the United States dollar; and

•	persons who are subject to the alternative minimum tax provisions of the Code.

In addition, this summary does not purport to deal with aspects of taxation that may be relevant to a limited partner of Kimco-Westlake except to the extent described in “— Tax Consequences of an Exchange of Units for Common Stock.” If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the common stock. Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us, or to you as a holder of units or our common stock.

The information in this section is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions,

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in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion or the desirability of an investment in a REIT relative to other investments. Any change could apply retroactively to transactions preceding the date of the change. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

You are advised to consult your own tax advisor regarding the specific tax consequences to you of:

•	a disposition of units (including an exchange of such units for our common stock);

•	the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences of such an acquisition, ownership and sale or other disposition;

•	our election to be taxed as a REIT for federal income purposes; and

•	potential changes in the applicable tax laws.

Tax Consequences of Exchange of Units

If you exchange your units for cash or shares of our common stock, you will recognize gain or loss because the exchange will be a fully taxable transaction. Depending on your particular situation, it is possible that the amount of gain you recognize or even your tax liability resulting from the gain could exceed the amount of cash and the value of shares of common stock you receive upon the exchange. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of Kimco-Westlake at the time of the exchange. You are advised to consult your own tax advisor regarding the specific tax consequences of the exchange of units.

Taxation of the Company as a REIT

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year beginning January 1, 1992. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 1992. We currently intend to continue to operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership tests imposed under the Code, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “— Failure to Qualify.”

The sections of the Code that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We will be required to pay federal income tax, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

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•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have (a) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rates on this income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for such taxable year, (b) 95% of our real estate investment trust capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that we will refrain from making an election under the relevant Treasury regulations which would change the results described in this paragraph with respect to the recognition of gain.

•	We will be subject to a 100% penalty tax on any redetermined rents, redetermined deductions or excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of ours to any of our tenants. See “—Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification:  The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership,

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code,

(4)	that is not a financial institution or an insurance company within the meaning of the Code,

(5)	that is beneficially owned by 100 or more persons,

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

(7)	that meets other tests, described below, regarding the nature of its income, assets and the amount of its distribution.

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The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities are generally treated as individuals, except that a “look-through” exception applies to pension funds.

We believe that we have satisfied conditions (1) through (7), inclusive. In addition, our charter provides, and the articles supplementary for each series of our preferred stock provide, for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining generally to our common stock and preferred stock are described in “Description of Common Stock—Restrictions on Ownership.” There can be no assurance, however, that those transfer restrictions will in all cases prevent a violation of the stock ownership provisions described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury regulations requiring us to attempt to ascertain the actual ownership of our shares, and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement set forth in condition (6) above, we will be treated as having met this requirement.

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar year.

Ownership of Qualified REIT Subsidiaries and Interests in Partnerships:  We own and operate a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a “qualified REIT subsidiary” shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” shall be treated as assets, liabilities and items of the REIT. Thus, in applying the requirements described herein, our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction, and credit of those subsidiaries will be treated as our assets, liabilities and items. We have received a ruling from the Internal Revenue Service to the effect that all of the subsidiaries that were held by us prior to January 1, 1992, the effective date of our election to be taxed as a REIT, will be “qualified REIT subsidiaries” upon the effective date of our REIT election. Moreover, with respect to each subsidiary of ours formed subsequent to January 1, 1992 and prior to January 1, 1998, we have owned 100% of the stock of that subsidiary at all times during the period that subsidiary has been in existence. For tax years beginning on or after January 1, 1998, any corporation, other than a taxable REIT subsidiary, wholly owned by a REIT is permitted to be treated as a “qualified REIT subsidiary” regardless of whether that subsidiary has always been owned by the REIT.

Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to the income of the partnership attributable to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies that are treated as partnerships in which we are a partner or a member, respectively, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

Taxable REIT Subsidiary:  A REIT may own more than 10% of the voting securities of an issuer or 10% or more of the value of the securities of an issuer if the issuer is a taxable REIT subsidiary of the REIT. A corporation qualifies as a taxable REIT subsidiary of a REIT if the corporation jointly elects with the REIT to be treated as a taxable REIT subsidiary of the REIT. A taxable REIT subsidiary also includes any corporation in which a taxable REIT subsidiary owns more than 35% of the total vote or value. Dividends from a taxable REIT subsidiary will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including, the provision of customary or noncustomary services to tenants of its parent REIT.

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A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation.

Sections of the Code which apply to tax years beginning after December 31, 2000 and which are generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur at arm’s length and on commercially reasonable terms include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some case, these sections of the Code impose a 100% tax on a REIT if its rental, service and/or other agreements with its taxable REIT subsidiaries are not on arm’s length terms.

As a result of the modifications to the sections of the Code which are described above and which are effective for taxable years beginning after December 31, 2000, we modified our ownership of the Service Company. Effective January 1, 2001, we made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary. In addition, effective January 1, 2001, we contributed the note that was issued to us from the Service Company to the capital of the Service Company and acquired 100% of the voting stock of the Service Company. Thus, we currently own 100% of the stock of the Service Company and there is no debt outstanding between the Service Company and us.

Income Tests:  We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property and, in some circumstances, interest or (b) some type of temporary investments.

•	Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•	Second, we, or an actual or constructive owner of 10% or more of our stock, do not actually or constructively own 10% or more of the interests in the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space.

•	Third, rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

•	Fourth, we generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may employ a taxable REIT subsidiary which may be wholly or partially owned by us to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

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We have received a ruling from the Internal Revenue Service providing that the performance of the types of services provided by us will not cause the rents received with respect to those leases to fail to qualify as “rents from real property.” In addition, we generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take some of the actions set forth above to the extent those actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect,

•	we attach a schedule of the sources of our income to our federal income tax return, and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed under “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income:  Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. That prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We hold our properties for investment with a view to long-term appreciation, we are engaged in the business of acquiring, developing, owning and operating our properties and we make such occasional sales of the properties as are consistent with our investment objectives. There can be no assurance, however, that the Internal Revenue Service might not contend that one or more of those sales is subject to the 100% penalty tax.

Penalty Tax:  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	Amounts are received by a REIT for services customarily furnished or rendered by our taxable REIT subsidiary in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception;

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•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the real estate investment trust’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing the service.

Asset Tests:  At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds, and include stock of other qualifying REITs.

•	Second, not more than 25% of our total assets may be represented by securities other than those includible in the 75% asset test.

•	Third, for taxable years ending on or prior to December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fourth, for taxable years beginning after December 31, 2000, (a) not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and (b) except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test, not more than 5% of the value of our assets may be represented by securities of any one issuer and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities.

We currently have numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the total vote or value of the outstanding securities of any one issuer by a REIT is prohibited unless such subsidiary is a taxable REIT subsidiary or a REIT or, in the case of the 10% value test, the securities qualify as “straight debt” securities. However, if our subsidiaries are “qualified REIT subsidiaries” as defined in the Code, those subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, our ownership of stock of a “qualified REIT subsidiary” will not cause us to fail the asset tests.

Prior to January 1, 2001, we owned 100% of the nonvoting preferred stock of Kimco Realty Services, Inc. and did not own any of the voting securities of Kimco Realty Services, Inc. We refer to Kimco Realty Services, Inc. as the Service Company. Effective January 1, 2001, we made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary. In addition, effective January 1, 2001, we acquired 100% of the voting stock of the Service Company and currently own 100% of the stock of the Service Company. We believe that (a) the value of the securities of the Service Company held by us did not exceed at the close of any quarter during a taxable year that ended on or prior to December 31, 2000 5% of the total value of our assets and (b) the value of the securities of all our taxable REIT subsidiaries did not and will not exceed more than 20% of the value of our total assets at the close of each quarter during a taxable year that begins after December 31, 2000. No independent appraisals will be obtained to support this conclusion. There can be no assurance that the Internal Revenue Service will not contend that the value of the securities of the Service Company held by us exceeds the applicable value limitation.

In October of 2003 we acquired more than 10% of the total outstanding securities of Kimeast Realty Corporation (“Kimeast”), a private REIT. We believe that Kimeast has been organized and has operated in a manner so as to qualify for taxation as a REIT under the rules discussed herein and we intend to cause Kimeast to continue to operate in such a manner. However, if Kimeast were to fail to qualify as a REIT, we would fail to satisfy the asset tests and therefore we would cease to qualify as a REIT.

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After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of the quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within that time period, we would cease to qualify as a REIT.

Annual Distribution Requirements:  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income, and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income items over 5% of our REIT taxable income.

Our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income items includes income attributable to leveled stepped rents, original issue discount or purchase money discount debt, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after that declaration. The amount distributed must not be preferential—i.e., each holder of shares of common stock and each holder of shares of each class of preferred stock must receive the same distribution per share. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax thereon at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event that those timing differences occur, in order to meet the distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends and would be subject to any applicable penalty provisions.

In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following that year, at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain income for the year, plus, in each case, any undistributed taxable income from prior periods. Any REIT taxable income or net gain income on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating the tax.

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Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would substantially reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such an event, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends-received deduction and non-corporate distributes may be eligible for a reduced rate of taxation on such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to that statutory relief.

Other Tax Matters

Some of our investments are through partnerships which may involve special tax risks. These risks include possible challenge by the Internal Revenue Service of (a) allocations of income and expense items, which could affect the computation of our income, and (b) the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for income tax purposes. Treasury regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which we are a partner has made or intends to make that election. These Treasury regulations provide that a partnership’s claimed classification will be respected for periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification, and that partnership had not been notified in writing on or before May 8, 1996 that the classification of that entity was under examination. If any of the partnerships were treated as an association for a prior period, and (a) if our ownership in any of those partnerships exceeded 10% of the partnership’s voting interest or (b) the value of that interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT for that period and possibly future periods. Moreover, the deemed change in classification of that partnership from an association to a partnership effective as of January 1, 1997 would be a taxable event. We believe that each of the partnerships has been properly treated for tax purposes as a partnership, and not as an association taxable as a corporation. However, no assurance can be given that the Internal Revenue Service may not successfully challenge the status of any of the partnerships.

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Our state or local tax treatment may not conform to the federal income tax consequences described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

Taxation of Taxable United States Stockholders

When we use the term “United States stockholder,” we mean a holder of shares of our capital stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered United States stockholders.

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Distributions Generally:  Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, individuals are generally subject to U.S. federal income tax at a reduced rate of 15% or less on dividends received with respect to certain common stock. In general, dividends payable by us on our common stock are not eligible for this reduced rate, except to the extent such dividends were attributable either to dividends we received from taxable corporations or to income that was subject to tax at the corporate/REIT level (for example, if we distributed less than 100% of our taxable income).

To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions:  Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

Passive Activity Losses and Investment Interest Limitations:  Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

Retention of Net Capital Gains:  We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•	include its proportionate share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

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•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Dispositions of Common Stock:  If you are a United States stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. United States stockholders who are individuals generally will be subject to U.S. federal income taxes at a maximum rate of 15% on long-term capital gains for taxable dispositions of the common stock occurring after May 5, 2003 and before January 1, 2009. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding:  We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders

The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a real estate investment trust. A real estate investment trust will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our tax-exempt stockholders.

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Taxation of Non-United States Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are non-United States stockholders. When we use the term “non-United States stockholder” we mean stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder’s country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

Your state and local tax treatment may not conform to the United States federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

Proposed Legislation

Recently legislation was introduced in the United States House of Representatives and the Senate that would amend certain rules relating to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed under “—Taxation of the Company as a REIT—Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	The legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described under “—Taxation of the Company as a REIT—Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The legislation would clarify a rule regarding our ability to enter into leases with a taxable REIT subsidiary.

•	The legislation would eliminate certain exclusions from the calculation of “redetermined rents” subject to the 100% penalty tax.

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this legislation relating to expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiary, would apply to taxable years ending after December 31, 2000, and the remaining provisions generally would apply to taxable years beginning after the date the legislation is enacted. In any event, there can be no assurance regarding whether the proposed legislation ultimately will be enacted or the form in which it might be enacted.

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PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by Kimco of the shares of our common stock if, and to the extent that, holders of limited partnership units of Kimco Westlake, L.P. tender their units for exchange and we have registered the shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of shares of our common stock in exchange for Kimco-Westlake limited partnership units or from any subsequent offering of such shares by their holders. Shares of our common stock may be sold from time to time directly by any of the stockholders. Alternatively, common stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling holders and/or the purchasers of shares for whom they may act as agent. The sale of the shares by their holders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The selling holders and any dealers or agents that participate in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act and any profit on the sale of shares of our common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

To comply with state securities laws, the shares of our common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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EXPERTS

The financial statements incorporated in this prospectus by reference to the Kimco Realty Corporation and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the issuance of the shares of our common stock has been passed upon for us by Venable LLP, Baltimore, Maryland. Tax matters under “Material Federal Income Tax Considerations” has been passed upon for us by Latham & Watkins LLP, New York, New York. Certain members of Latham & Watkins LLP and their families own beneficial interests in less than 1% of our common stock.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

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Item 21.      Exhibits and Financial Data Schedules.

(A)     Exhibits:

3	(a)	—	Articles of Amendment and Restatement of the Company, dated August 4, 1994 (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994)

	(b)	—	By-laws of the Company dated February 6, 2002, as amended (Incorporated by reference to Exhibit 3.2 to the 2001 Form 10-K)

	(c)	—	Articles Supplementary relating to the 8 1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated July 25, 1995. (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (file #1-10899))

	(d)	—	Articles Supplementary relating to the 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated April 9, 1996 (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

	(e)	—	Articles Supplementary relating to the 7 1/2% Class D Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company, dated May 14, 1998 (Incorporated by reference to the Company’s and The Price REIT, Inc.’s Joint Proxy/Prospectus on Form S-4 No. 333-52667)

	(f)	—	Articles Supplementary relating to the 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated May 7, 2003 (Incorporated by reference to the Company’s filing on Form 8-A dated June 3, 2003)

4	(a)	—	Agreement of Limited Partnership of Kimco Westlake, L.P. dated as of October 22, 2002*

	(b)	—	Registration Rights Agreement, dated as of October 22, 2002, by and between the Company and Westlake Development Company, Inc.*

	(c)	—	Form of common stock certificate (Incorporated by reference to Exhibit 4(h) to the Company’s Registration Statement on Form S-3, dated May 30, 1996)

5		—	Opinion of Venable LLP*

8		—	Opinion of Latham & Watkins LLP regarding tax matters*

23	(a)	—	Consent of PricewaterhouseCoopers LLP*

	(b)	—	Consent of Venable LLP (included in Exhibit 5)

	(c)	—	Consent of Latham & Watkins LLP (included in Exhibit 8)

24		—	Power of attorney included on signature page in Part II of the initial registration statement*

 * Filed herewith.

 (B)     Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.      Undertakings.

We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in that Act and will be governed by the final adjudication of that issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Hyde Park, State of New York on this 30th day of April, 2004.

KIMCO REALTY CORPORATION

/s/ Michael V. Pappagallo
By:
Michael V. Pappagallo
Vice President and Chief Financial Officer

The undersigned directors and officers of Kimco Realty Corporation hereby constitute and appoint Milton Cooper and Michael V. Pappagallo and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 30th day of April, 2004:

Signature	Title

/s/ Martin S. Kimmel	Director

Martin S. Kimmel

/s/ Milton Cooper	Chairman of the Board of Directors and Chief Executive Officer

Milton Cooper

/s/ Michael J. Flynn	Vice Chairman of the Board of Directors, President and Chief Operating Officer

Michael J. Flynn

/s/ Michael V. Pappagallo	Vice President and Chief Financial Officer

Michael V. Pappagallo

/s/ David B. Henry	Chief Investment Officer and Director

David B. Henry

/s/ Richard G. Dooley	Director

Richard G. Dooley

/s/ Frank Lourenso	Director

Frank Lourenso

/s/ Joseph Grills	Director

Joseph Grills

/s/ F. Patrick Hughes	Director

F. Patrick Hughes

/s/ Richard B. Saltzman	Director

Richard B. Saltzman

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EXHIBIT INDEX

Exhibit Number			Description

3	(a)	—	Articles of Amendment and Restatement of the Company, dated August 4, 1994 (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994)

	(b)	—	By-laws of the Company dated February 6, 2002, as amended (Incorporated by reference to Exhibit 3.2 to the 2001 Form 10-K)

	(c)	—	Articles Supplementary relating to the 8 1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated July 25, 1995. (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (file #1-10899))

	(d)	—	Articles Supplementary relating to the 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated April 9, 1996 (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

	(e)	—	Articles Supplementary relating to the 7 1/2% Class D Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company, dated May 14, 1998 (Incorporated by reference to the Company’s and The Price REIT, Inc.’s Joint Proxy/Prospectus on Form S-4 No. 333-52667)

	(f)	—	Articles Supplementary relating to the 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated May 7, 2003 (Incorporated by reference to the Company’s filing on Form 8-A dated June 3, 2003)

4	(a)	—	Agreement of Limited Partnership of Kimco Westlake, L.P. dated as of October 22, 2002*

	(b)	—	Registration Rights Agreement, dated as of October 22, 2002, by and between the Company and Westlake Development Company, Inc.*

	(b)	—	Form of common stock certificate (Incorporated by reference to the Exhibit 4(h) to the Company’s Registration Statement on Form S-3, dated May 30, 1996)

5		—	Opinion of Venable LLP*

8		—	Opinion of Latham & Watkins LLP regarding tax matters*

23	(a)	—	Consent of PricewaterhouseCoopers LLP*

	(b)	—	Consent of Venable LLP (included in Exhibit 5)

	(c)	—	Consent of Latham & Watkins LLP (included in Exhibit 8)

24		—	Power of attorney included on signature page in Part II of the initial Registration Statement*

* Filed herewith

_________________